Exhibit 10.1

Time-Based Vesting Version

CUBIC CORPORATION

2015 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

Cubic Corporation, a Delaware corporation (the “Company”), pursuant to its 2015 Incentive Award Plan (the “Plan”), hereby grants to the participant listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”) indicated below. Each RSU is hereby granted in tandem with a corresponding dividend equivalent, as further described in Article II of the Restricted Stock Unit Agreement (the “Dividend Equivalents”).  This award for Restricted Stock Units and the corresponding Dividend Equivalents (this “Award”) is subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and in the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Grant Date:	%%OPTION_DATE,'Month DD, YYYY'%-%
Total Number of RSUs:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Distribution Schedule:

Subject to the terms of the Restricted Stock Unit Agreement, the RSUs (and their corresponding Dividend Equivalents) shall be distributable in accordance with Section 1.1 of the Restricted Stock Unit Agreement.

Vesting Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall vest as set forth on Exhibit B to this Grant Notice.

By electronically accepting this Grant Agreement, Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice.  In addition, Participant explicitly acknowledges and agrees to be bound by the Restrictive Covenants set forth in Section 3.6 of the Restricted Stock Unit Agreement.  Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan.  Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Restricted Stock Unit Agreement, the terms of the Plan shall control.

Participant acknowledges that his or her acceptance of the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice by his or her electronic acceptance of the Grant Agreement is a condition to the receipt of this Award.  As a result, unless otherwise determined by the Administrator, in the event Participant does not electronically accept this Grant Notice within ninety (90) days of the Grant Date, this Award shall be forfeited and Participant shall have no further rights thereto.

Participant acknowledges that Section 4.5 of the Restricted Stock Unit Agreement amends the governing law of Participant’s Invention & Secrecy Agreement (as defined in the Restricted Stock Unit Agreement) and hereby agrees to such amendment.

1

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the number of RSUs set forth in the Grant Notice, and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I

AWARD OF RESTRICTED STOCK UNITS

1.1        Award of Restricted Stock Units.

(a)         Award. In consideration of Participant’s continued employment or service with the Company or any Subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the number of RSUs set forth in the Grant Notice and their corresponding Dividend Equivalents pursuant to Article II, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the RSUs, the Dividend Equivalents and the Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

(b)         Vesting. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in Exhibit B to the Grant Notice. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such RSUs.  Unless otherwise provided in Exhibit B to the Grant Notice, in the event of Participant’s Termination of Service prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.

(c)         Distribution of RSUs.

(i)          Shares of Common Stock shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to Participant’s vested RSUs, subject to the terms and provisions of the Plan and this Agreement, within ten (10) days following:

(A)        if Participant is or will be a Retirement Eligible Employee at any time on or after the Grant Date, the first to occur of:

(1)         the Scheduled Vesting Date for such RSUs as specified in the Vesting Schedule set forth in Exhibit B to the Grant Notice; or

(2)         Participant's death; or

(B)        if Participant is not and will not be a Retirement Eligible Employee at any time during the period beginning on the Grant Date and ending on the final Scheduled

Vesting Date specified in the Vesting Schedule set forth in Exhibit B to the Grant Notice, the date on which such RSUs vest as specified in the Vesting Schedule set forth in Exhibit B to the Grant Notice.

(ii)         All distributions of the RSUs shall be made by the Company in the form of whole shares of Common Stock.

(iii)       Neither the time nor form of distribution of Common Stock with respect to the RSUs and the Dividend Equivalents may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(iv)        Participant understands and agrees that, if Participant is or will be a Retirement Eligible Employee at any time on or after the Grant Date, certain tax withholding amounts may be due prior to an issuance of shares of Common Stock under this Section 1.1(c) if the RSUs fail to be subject to a substantial risk of forfeiture for purposes of Section 83 of the Code prior to such date.  If shares of Common Stock are issued on an accelerated basis to satisfy the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) or 3121(v)(2) of the Code (the “FICA Tax”) as provided in this Section 1.1(c)(iv) as a result of the lapse of the substantial risk of forfeiture for purposes of Section 83 of the Code prior to the issuance of shares of Common Stock under this Section 1.1(c), then Participant may have income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws (together with the FICA Tax, the “FICA-Related Taxes”).  Participant's FICA-Related Taxes shall be satisfied through the accelerated issuance and withholding of Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the FICA-Related Taxes of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates (or such higher rate as may be determined by the Administrator, which higher rate may not exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), provided, that, such Shares shall be rounded up to the nearest whole share to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America).  Participant's FICA-Related Taxes shall constitute a Tax Withholding Obligation for purposes of Section 1.2 below and Section 1.2(b) shall apply to any shares of Common Stock withheld by the Company pursuant to this Section 1.1(c)(iv).

(d)         Generally. Shares issued under the Award shall be issued to Participant or Participant’s beneficiaries, as the case may be, at the sole discretion of the Administrator, in either (i) uncertificated form, with the Shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.  In no event will fractional shares be issued upon settlement of the Award.  In lieu of any fractional Share, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional Share on the date the RSUs and the Dividend Equivalents are settled pursuant to this Section 1.1.

1.2        Tax Withholding.

(a)         The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the RSUs or any cash payment in respect of the Dividend Equivalents to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of the RSUs or the Dividend

Equivalents, the distribution of the Shares issuable with respect thereto, the settlement of the Dividend Equivalents or any other taxable event related to the RSUs or the Dividend Equivalents (the “Tax Withholding Obligation”).

(b)         Unless Participant elects to satisfy the Tax Withholding Obligation by some other means in accordance with clause (c) below prior to the time the Tax Withholding Obligation arises, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to, and the Company shall, withhold a net number of vested Shares otherwise issuable pursuant to the RSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Subsidiaries with respect to the vesting or distribution of the RSUs based on the minimum applicable statutory withholding rates (or such higher rate as may be determined by the Administrator, which higher rate may not exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), provided, that, such Shares shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America).  In the event Participant’s Tax Withholding Obligation will be satisfied under this Section 1.2(b), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those Shares issuable to Participant upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s Tax Withholding Obligation with respect to the vesting or distribution of the RSUs.  Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable.  Any Shares to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the Tax Withholding Obligation with respect to the vesting or distribution of the RSUs arises or as soon thereafter as practicable.  The Shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price.  Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s Tax Withholding Obligation with respect to the vesting or distribution of the RSUs, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s Tax Withholding Obligation.

(c)         At any time not less than five (5) business days before any Tax Withholding Obligation arises, Participant may elect to satisfy the Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation in one or more of the forms specified below:

(i)          by the deduction of such amount from other compensation payable to Participant;

(ii)         by tendering vested Shares owned by Participant having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates (or such higher rate as may be determined by the Administrator, which higher rate may not exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), provided, that, such Shares shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America);

(iii)       through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to the Shares issuable pursuant to the RSUs then vesting and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or its Subsidiary with respect to which the Tax Withholding Obligation arises in satisfaction of such obligation; provided that payment of such proceeds is then made to the Company or the applicable Subsidiary at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(iv)        in any combination of the foregoing.

(d)         To the maximum extent permitted by applicable law, the Company further has the authority to deduct or withhold such amount as is necessary to satisfy any Tax Withholding Obligation from other compensation payable to Participant with respect to any taxable event arising from vesting of the RSUs or the Dividend Equivalents, the receipt of the Shares upon settlement of the RSUs or the settlement of the Dividend Equivalents.

ARTICLE II

DIVIDEND EQUIVALENTS

2.1        Grant of Dividend Equivalents.  The Company hereby grants to Participant an award of Dividend Equivalents as set forth in this Article II (the “Dividend Equivalents”), subject to all of the terms and conditions in this Agreement and the Plan.  The Dividend Equivalents hereunder shall remain outstanding from the Grant Date through the earlier to occur of (a) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent corresponds, or (b) the delivery to Participant of the shares of Common Stock underlying the RSU to which such Dividend Equivalent corresponds.  Participant shall not be entitled to any payment under a Dividend Equivalent with respect to any dividend with a record date that occurs prior to the Grant Date or after the termination of such RSU for any reason, whether due to payment, forfeiture or otherwise.  If any RSU linked to a Dividend Equivalent fails to vest or is forfeited for any reason, then (a) the linked Dividend Equivalent shall be forfeited as well, (b) any amounts otherwise payable in respect of such Dividend Equivalent shall be forfeited without payment, and (c) the Company shall have no further obligations in respect of such Dividend Equivalent.

2.2        Payment of Dividend Equivalents.  Dividend Equivalents shall be paid in cash only on the number of shares of Common Stock underlying the RSUs that vest in accordance with this Agreement by determining the sum of the cash dividends paid or payable on such number of shares of Common Stock with respect to each record date that occurs between the Grant Date and the date on which the RSUs are settled pursuant to Section 1.1(c) (without any interest or compounding). The payment of cash in settlement of the Dividend Equivalents shall occur at the same time as the vested RSUs to which such Dividend Equivalents correspond are settled pursuant to Section 1.1(c).

2.3        Separate Payments.  Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code.

ARTICLE III

RESTRICTIONS

3.1        Award and Interests Not Transferable. This Award, including the RSUs and the Dividend Equivalents awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the RSUs and the Dividend Equivalents awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.2        Rights as Stockholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.

3.3        Trading Restrictions.  The Company may establish periods from time to time during which Participant’s ability to engage in transactions involving the Company’s Common Stock is subject to specific restrictions (“Restricted Periods”).  Participant may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including, restrictions generally applicable to employees or groups of employees or restrictions applicable to Participant during an investigation of allegations of misconduct or conduct detrimental to the Company or any Subsidiary by Participant.

3.4        Award Subject to Clawback.  This Award, including the RSUs and the Dividend Equivalents awarded hereunder, and any Shares issuable upon vesting of the RSUs or the cash issuable upon settlement of the Dividend Equivalents, are subject to forfeiture, recovery by the Company or other action pursuant to, in addition to the provisions set forth in Section 3.6 of this Agreement, any clawback or recoupment policy which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.

3.5        Conditions to Issuance of Shares or Settlement of Award.  The Company shall not be required to issue or deliver any Shares issuable upon the vesting of the RSUs or settle the Dividend Equivalents prior to the fulfillment of all of the following conditions:  (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Administrator may from time to time establish for reasons of administrative convenience, and (e) the receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 1.2 above.

3.6        Restrictive Covenants.

(a)         Forfeiture for Violation of Restrictive Covenants.  The grant of the RSUs provided herein and Participant’s agreement to the Restrictive Covenants (as defined below) are intended to be mutually dependent promises and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) RSUs that have not yet been settled (whether vested or unvested) shall immediately be cancelled; (ii) any Shares issued upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service, or at any time following Participant's Actual Retirement Date, that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received Shares upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s Termination of Service, or at any time following Participant's Actual Retirement Date, and subsequently sold the received Share(s), any gain represented by the fair market value of the Shares issued upon settlement of the RSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the RSUs shall be paid by Participant to the Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the RSUs.

(b)         Certain Covenants.  Participant acknowledges that, to assist Participant in the performance of Participant’s duties, the Company agrees to provide and shall provide and has provided Participant with Confidential Information (as defined below) and materials.  Due to the sensitive nature of this Confidential Information, Participant acknowledges that the Company has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the benefit of the Company.  Therefore, in order to protect the Company’s Confidential Information and the Company’s business goodwill and competitive position, and in exchange for the Company providing Participant the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Participant in this Agreement, Participant agrees:

(i)          At any time during the term of Participant’s service to the Company and thereafter for so long as such Confidential Information remains confidential, other than by reason of its wrongful disclosure (whether directly or indirectly) by Participant, Participant will not use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information, unless previously authorized by the Company for use in the pursuit of Company business;

(ii)         During the term of Participant’s service to the Company (which for purposes of this Section shall be deemed to include any period for which Participant continues to be paid by the Company following termination or resignation) and for a period of twelve (12) months following Participant’s termination of service, whether voluntary or involuntary, Participant will not, anywhere in the world, directly or indirectly, compete with any portion of the Business (as defined below) of the Company in any way, or act as an officer, director, employee, consultant, lender, partner, trustee, member, shareholder, or agent of any person or entity that is engaged in any business in competition with the Business as now conducted by the Company or its Subsidiaries or in which the Company or its Subsidiaries becomes engaged during the term of Participant’s service to the Company, including, without limitation, any member of the Competitive Group.  Notwithstanding the foregoing, this clause (ii) shall not (A) preclude Participant from going to work for a separate business unit of any member of the Competitive Group that is not engaged in the Business, or (B) apply to services rendered by Participant in California after the date Participant’s service by the Company terminates (which for purposes of this Section shall be deemed to include any period for which Participant continues to be paid by the Company following termination or resignation);

(iii)       Both during Participant’s service to the Company and for a period of twelve (12) months following Participant’s termination of service, whether voluntary or involuntary, Participant will not: (A) directly or indirectly solicit, entice, induce or attempt to induce or influence any employee or independent contractor of the Company to terminate or alter his, her or its relationship with the Company; and (B) provide any information about the Company’s employees or independent contractors to any other person for the purpose of assisting any third party to solicit the Company’s employees for outside employment; and

(iv)        Following Participant's Actual Retirement Date, Participant will not accept a full-time position, or becomes a part-time employee, consultant or advisor to any member of the Competitive Group without the prior written approval of the Company. Notwithstanding the foregoing, this clause (iv) shall not (A) preclude Participant from going to work for a separate business unit of any member of the Competitive Group that is not engaged in the Business, or (B) apply to services rendered by Participant in California after the date Participant’s service by the Company terminates (which for purposes of this Section shall be deemed to include any period for which Participant continues to be paid by the Company following Participant's Actual Retirement Date).

(c)         Use of Certain Information.  Participant shall not knowingly use in his or her work for the Company, any ideas, processes, code, inventions, improvements, developments and discoveries subject to any right or obligation of a third party, including trade secrets, patents, copyrights, trademarks, or open source obligations.

(d)         Business Opportunities.  Participant will promptly disclose to the Company any business opportunity of which Participant becomes aware during his/her employment or service to the Company that relates to any products or services planned, under development, developed, produced or marketed by the Company.  Participant will not take advantage of or divert any such opportunity for his/her (or any other person or entity) own gain, profit or benefit, without the prior written consent of the Company.

(e)         Company Materials.  All Company Materials are the Company’s property and may not be copied or removed from the Company’s premises (physically or electronically), unless done for the sole benefit of the Company as part of Participant’s job responsibilities or expressly approved by an authorized representative of the Company, for the benefit of the Company.

(f)         Return of Company Materials.  Immediately upon the Participant’s Termination of Service for any reason, or upon Company’s request at any other time, Participant will deliver to Company all Company Materials.  Participant shall not retain, copy, or remove (either physically or electronically) any Company Materials from Company premises, computers, or other electronic equipment or storage devices.

(g)         Definitions.  For purposes of this Section 3.6:

(i)          The term “Business” shall mean the business of providing integrated payment and information solutions and related services for intelligent travel applications to transportation and traffic management entities, as well as providing mission-centered training systems and services, C4ISR systems, intelligence, and cyber solutions for the United States and allied nations.

(ii)         The term “Confidential Information” or “Company Confidential Information” means all forms and types of business, technical, financial, economic, sales, marketing or customer information of the Company that Participant receives, develops or has access to as a result of his/her employment or service to the Company, which has not been previously disclosed to the general public by an authorized Company representative or customer, regardless of whether such information would be deemed a trade secret under applicable law.  Confidential Information shall be interpreted broadly and includes, but is not limited to, business strategies and plans, financial information, projections, pricing and cost information, proposals, lists of present or future customers, all information obtained from or about current or future customers, supplier lists and information, plans and results of research and development, reports, manuals, policies, personnel information (other than Participant’s own information), evaluations, designs, specifications, blueprints, drawings, patterns, compilations, formulas, programs, software, prototypes, methods, processes, devices, procedures, “Inventions,” special techniques of any kind peculiar to the Company’s operations, or other confidential or proprietary information or intellectual property related to the Business, products, services, or plans of the Company, whether tangible or intangible, and whether stored or memorialized physically, electronically, photographically, or in Participant’s memory.  This specifically includes all information the Company receives from customers or other third parties that is not generally known to the public or is subject to a confidentiality agreement.

(iii)       The term “Company” means the Company, its Subsidiaries and its affiliates.

(iv)        The term “Company Materials” means all forms of written or recorded information, data, or materials, including, but not limited to, documents, files, memoranda, notes, lists, as well as photographs, drawings, blueprints, and schematics (and all copies thereof) relating to the Company’s business, customers, suppliers, products or services, whether in tangible or electronic form (including items stored in computer memories, computer disks, thumb drives, CDs, or any other electronic means), whether made or compiled by Participant or others.

(v)         The term “Competitive Group” includes, but is not limited to, the following entities: ACS, Accenture, Active Exhaust, BAE Systems, Bering Sea Environmental, Boeing, Booz Allen Hamilton, DRS Training & Control Systems, Elbit Systems, Engility, General Dynamics, HP Enterprise Services, Information Assurance Specialist, IBM, Israeli Aircraft Industries, Kapsch-Group Beteiligungs, L-3, LG, Leidos, Lockheed Martin, Northrup Grumman, Raytheon, Rockwell Collins, Royal Imtech, Ruag, SAIC, Saab Training Systems, Scheidt and Bachmann, Thales, Xerox, Siemens, TransCore, Trapeze Group, IVU Traffic Technologies, Indra Sistemas, Init AG (and U.S. subsidiaries), Econolite Group, Trafficware, and Q-Free ASA (and U.S. subsidiaries), as well as any entity that is a successor to, acquires a majority of the assets of, or merges in whole or in part with any of the foregoing entities.

(vi)        The term “Inventions” includes, but is not limited to, any creation, discovery, development, idea, technique, formula, method, process, use, apparatus, product, device, machine, composition, code, design, program, technical data, configuration of any kind, or improvements to any of these things, which is discovered, conceived, developed, made or produced by Participant (alone or in conjunction with others), whether or not patentable or registerable under patent, copyright or similar statutes.

(vii)       The term “Restrictive Covenants” means the restrictions set forth in this Section 3.6 or, if Participant is a party to an employment agreement with the Company, which agreement sets forth provisions regarding Confidential Information, non-solicitation or non-competition that are more restrictive than the provisions set forth in this Section 3.6, the provisions set forth in such employment agreement.

(h)         Reasonableness of Restrictions.  Participant has carefully read and considered the Restrictive Covenants, and, having done so, agrees and acknowledges that the Restrictive Covenants limit

Participant’s ability to engage in competition during the period provided for above.  Participant expressly warrants and represents that these restrictions with respect to time and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.

(i)          Remedies for Breach.  In the event of a breach of any of the Restrictive Covenants, in addition to the forfeiture provisions set forth in Section 3.6(a), the Company shall have the right to seek monetary damages for any such breach.  In addition, in the event of a breach or threatened breach of any of the Restrictive Covenants, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against Participant or against Participant’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him or her, to prevent or restrain any such breach.

(j)          Blue Penciling.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Agreement is more extensive than is necessary to protect the legitimate business interests of the Company or are otherwise unenforceable, the Company may, in its sole discretion, reform and modify the restrictions under this Agreement to the extent required to render them valid and enforceable under applicable law.

(k)         Defend Trade Secrets Act.  The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to employees, contractors, and consultants for limited disclosures of a company’s trade secrets. Specifically, employees, contractors, and consultants may disclose trade secrets: (i) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also: (A) disclose the trade secret to his/her attorney, and (B) use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret except pursuant to court order.

ARTICLE IV

OTHER PROVISIONS

4.1        No Right to Continued Employment, Service or Awards.

(a)         Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Subsidiary and Participant.

(b)         The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future.  Future grants, if any, will be at the sole discretion of the Company.  In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract.  As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Stock is unknown and cannot be predicted with certainty.

4.2        Adjustments. Participant acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Administrator upon the occurrence of certain events as provided in this Agreement and Section 11 of the Plan.

4.3        Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s corporate headquarters or to the then-current email address for the Secretary of the Company, and any notice to be given to Participant shall be addressed to Participant at the most recent physical or email address for Participant listed in the Company’s personnel records. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

4.4        Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5       Governing Law; Venue; Severability. The laws of the state in which Participant resides shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the Southern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in San Diego County, California) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.  Notwithstanding anything to the contrary contained in the Participant’s Employee Inventions & Secrecy Agreement (the “Inventions & Secrecy Agreement”), Section 16 of such agreement is hereby amended to be consistent with this Section 4.5 and this constitutes an amendment of such Inventions & Secrecy Agreement to change the governing law of such agreement to be consistent with this Section 4.5 (with references therein to the “Agreement” to continue to be deemed references to the Inventions & Secrecy Agreement).

4.6        Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Awards are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

4.7        Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant

(and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.8        Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

4.9        Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the RSUs, the Dividend Equivalents, the Plan and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.10      Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations under this Agreement in any material way without the prior written consent of Participant.

4.11      Paperless Administration.  By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.

4.12      Entire Agreement.  The Plan, the Grant Notice, this Agreement and the Inventions & Secrecy Agreement constitute the entire agreement of the parties and supersede in their entirety all oral, implied or written promises, statements, understandings, undertakings and agreements between the Company and Participant with respect to the subject matter hereof, including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Notwithstanding the foregoing, Section 3.6 of this Agreement is in addition to and does not limit the effect of other agreements or understandings between Participant and the Company or any Subsidiary with respect to matters addressed therein, including the Inventions & Secrecy Agreement or any other agreement with respect to prohibitions against solicitation and the protection of the Company’s trade secrets and confidential information and noncompetition and nonsolicitation covenants of Participant; provided, however, that to the extent the provisions of Section 3.6 of this Agreement are more restrictive that any such agreements, including the Inventions & Secrecy Agreement, Participant and the company agree that the provisions of Section 3.6 of this Agreement shall govern.

4.13      Section 409A.

(a)         Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)         Unless Participant is or will be a Retirement Eligible Employee at any time on or after the Grant Date, this Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the RSUs and the cash issuable upon settlement of the Dividend Equivalents corresponding thereto shall be distributed to Participant no later than the later of: (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such RSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

(c)         For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(d)         If a Change in Control constitutes a payment event with respect to any portion of the RSUs which constitute a deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A of the Code.

(e)         If Participant's Termination of Service constitutes a payment event with respect to any portion of the RSUs which constitute a deferral of compensation and is subject to Section 409A of the Code, Participant's Termination of Service must also constitute a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), and, further, if Participant is a “specified employee” (as determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i)) on the date of his or her “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations), the delivery of any shares of Common Stock to be delivered to Participant upon and as a result of such “separation from service” shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(2)(B)(i) of the Code, and such shares of Common Stock shall be distributed to Participant on the earlier of (i) the expiration of the six-month period measured from the date of Participant's “separation from service,” or (ii) the date of Participant’s death, or (iii) such earlier date as is permitted under Section 409A of the Code and the Treasury Regulations thereunder)).

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

VESTING SCHEDULE

1.          Time-Based Vesting.  The RSUs shall vest in three (3) equal installments as follows (each such date, the “Scheduled Vesting Date” for such portion of the RSUs):

First installment –     %%VEST_DATE_PERIOD1,'Month DD, YYYY'%-%

Second installment - %%VEST_DATE_PERIOD2,'Month DD, YYYY'%-%

Third installment -    %%VEST_DATE_PERIOD3,'Month DD, YYYY'%-%

2.          Accelerated Vesting.

(a)         Notwithstanding the foregoing, the RSUs shall vest immediately (i) in the event Participant’s Termination of Service as a result of his or her death or Disability, (ii) upon Participant’s Covered Termination (provided that, in the event of a Covered Termination pursuant to clause (i) of the definition of Covered Termination, such acceleration will occur on the date of the Change in Control occurring within three (3) months following Participant's Termination of Service), or (iii) upon Participant's Actual Retirement Date.

(b)         In order to be eligible to receive accelerated vesting under clause (iii) of Section 2(a) above upon Participant's Actual Retirement Date, Participant, to the extent he or she is a Retirement Eligible Employee on or after the Grant Date, must provide the Company with written notice of the Retirement Eligible Employee’s intention to retire at least twelve (12) months prior to the Retirement Eligible Employee’s Actual Retirement Date (the “Retirement Notice Period”), and, except in the event of Participant's Termination of Service due to his or her Covered Termination, death or Disability during the Retirement Notice Period, remain employed with the Company through the duration of such Retirement Notice Period.  Such written notice must be in a form reasonably acceptable to the Company and include a representation of the Retirement Eligible Employee that the Retirement Eligible Employee is terminating from the Company for retirement purposes and has not accepted, and does not plan to accept, a full-time position at another employer which is a competitor of the Company.  The Administrator may, in its discretion, allow for a shorter notice period for reasons including but not limited to health issues by the Retirement Eligible Employee or his or her family, or in the best interests of the Company.  Notwithstanding the foregoing, the requirements in this Section 2(b) shall not apply following a Change in Control and no Retirement Notice Period shall apply (or, in the case of a Retirement Notice Period that commenced prior to such Change in Control, such period will expire immediately upon such Change in Control).

(c)         Interaction with Transition Protection Plan.  The terms of this Agreement shall govern the acceleration of the Award and shall supersede the provisions of the Company's Transition Protection Plan with respect to this Award.

3.          Forfeiture.  Any portion of the Award and any RSUs which do not vest pursuant to Sections 1 or 2 above shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or RSUs.

4.          Definitions.  For purposes of this Agreement, the following terms shall have the meanings given below:

(a)         “Actual Retirement Date” means the last date, due to retirement on or after an Eligible Employee's Retirement Date, of a Retirement Eligible Employee's employment with the Company Group, subject to compliance with Section 2(b) above.

(b)         “Company Group” means the Company and its Subsidiaries

(c)         “Constructive Termination” means a voluntary termination of employment by Participant after one of the following is undertaken without Participant’s express written consent:

(i)          a change in the Participant’s position with the Company (or its Subsidiary employing the Participant) that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports;

(ii)         a material reduction in Participant’s base compensation (except for base compensation decreases generally applicable to the Company’s other similarly-situated employees); provided that if a Retirement Eligible Employee voluntarily reduces his or her hours of employment, his or her salary, bonus, benefits and conditions of employment may be adjusted in an appropriate and proportional manner without constituting Good Reason; or

(iii)       an increase in Participant’s one-way driving distance from Participant’s principal personal residence to the principal office or business location at which Participant is required to perform services of more than 50 miles, except for required travel for the Company’s business to the extent substantially consistent with Participant’s prior business travel obligations;

(iv)        a material breach by the Company of any provisions of this Agreement or any enforceable written agreement between the Company and Participant.

Notwithstanding the foregoing, a voluntary termination shall not be deemed a Constructive Termination unless (x) Participant provides the Company with written notice that Participant believes that an event described above has occurred, (y) such notice is given within three (3) months of the date the event occurred, and (z) the Company does not rescind or cure the conduct giving rise to the event described above within ten (10) days of receipt by the Company of such notice from Participant.  A Participant’s resignation from employment with the Company for Good Reason must occur within ninety (90) days following the expiration of the foregoing cure period.

(d)         “Covered Termination” means (i) if Participant is a "Participant" in the Company's Transition Protection Plan at the time of his or her termination, Participant’s Involuntary Termination Without Cause or Constructive Termination during the period commencing three (3) months prior to and ending eighteen (18) months following the effective date of a Change in Control, (ii) if Participant is not a "Participant" in the Company's Transition Protection Plan at the time of his or her termination, Participant’s Involuntary Termination Without Cause or Constructive Termination within twelve (12) months following the effective date of a Change in Control, or (iii) Participant's Involuntary Termination Without Cause or Constructive Termination during the Retirement Notice Period.

(e)         “Eligible Employee Retirement Date” means the date on which an Employee has attained the age of sixty (60) and ten (10) years of uninterrupted, full-time employment or service with the Company Group (which, for this purpose, shall include service with their predecessors), as measured from the Employee’s hire date.

(f)         “Involuntary Termination Without Cause” shall mean Participant’s involuntary termination of employment by the Company other than for one of the following reasons:

(i)          the willful and continued failure of Participant to perform substantially his or her duties to the Company, other than any failure resulting from circumstances outside Participant’s control, or from incapacity of Participant due to physical or mental illness or Disability, or following Participant’s delivery of notice of Constructive Termination, after a written demand for substantial performance is delivered to Participant, which demand specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties satisfactorily, and provided that the Company demonstrates that such failure has a demonstrably harmful impact on the Company or its reputation, and provided further that Participant has been given a period of at least thirty (30) days to cure his or her failure in performance.  No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without reasonable belief that the action was in the best interests of the Company or its Subsidiaries;

(ii)         Participant’s gross negligence or breach of fiduciary duty to the Company involving personal profit, personal dishonesty or recklessness, or Participant’s material breach of any agreement with the Company, including a material violation of Company policies and procedures; provided that such termination of employment occurs within twelve (12) months following the Company’s discover of such event; or

(iii)       Participant’s conviction (which has become final) or entry of a plea of guilty or nolo contendere regarding an act that would be deemed a felony under California or Federal criminal statutes (or any comparable criminal laws of any jurisdiction in which Participant is permanently employed by the Company or a Subsidiary) that has a demonstrably harmful impact on the Company’s business or reputation, as determined in good faith by the Company’s Executive Compensation Committee, provided that such termination of employment occurs within twelve (12) months following the Company’s discover of such event.

(g)         “Retirement Eligible Employee” means any Employee of the Company Group who has reached his or her Eligible Employee Retirement Date.

Notice of Restricted Stock Unit of CUBIC CORPORATION

Company Name	Cubic Corporation
Plan	%%EQUITY_PLAN%-%
Participant ID	%%EMPLOYEE_IDENTIFIER%-%
Participant Name	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Participant Address	%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%ADDRESS_LINE_3%-%
Grant/Award Type	Restricted Stock Unit
Share Amount	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Grant/Award Price	%%OPTION_PRICE,’$999,999,999.99%-%
Grant/Award Date	%%OPTION_DATE,’Month DD, YYYY’ %-%
Expiration Date	11/21/2030

VESTING SCHEDULE

Vesting Date	No. of Shares	Percent
%%VEST_DATE_PERIOD1,’Month DD, YYYY’%-%	%%SHARES_PERIOD1,'999,999,999'%-%	33 1/3%
%%VEST_DATE_PERIOD2, ’Month DD, YYYY’%-%	%%decode(SHARES_PERIOD2, 0, null, SHARES_PERIOD2),’999,999,999’%-%	33 1/3%
%%VEST_DATE_PERIOD3, ’Month DD, YYYY’%-%	%%decode(SHARES_PERIOD3, 0, null, SHARES_PERIOD3) ,’999,999,999’%-%	33 1/3%